UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 4, 2011

Ener1, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-34050	59-2479377
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1540 Broadway, Suite 25C, New York, New York		10036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	212 920-3500

Not Applicable

 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 4, 2011, Ener1, Inc. (“Ener1”) and Investinor AS (“Investinor”) entered into an Expanded Put Right Agreement.  Ener1 may enter into additional similar agreements (collectively, the “Put Agreements”)  in connection with the efforts by Think Holdings, AS, a Norwegian company (“Think”), to raise approximately $10 million in bridge financing, which is intended to be  subsequently converted into Series B Convertible Preferred Stock (the “Series B Shares”) or other equity in Think.  Ener1 intends to make a $1.67 million loan in the same bridge financing, which is also intended to be converted into Series B Shares or other equity in Think.  Think is a Norwegian based company that develops and produces electric vehicles, and is also a significant customer of Ener1.  Both Ener1 and Investinor have substantial equity interests in Think.

Pursuant to Investinor’s Put Agreement, Investinor agreed to provide $2.5 million in bridge financing to Think and waive certain shareholder rights in Think.  (As stated above, it is the intent of the parties for this bridge loan to be converted into Think equity.)  As a condition thereto, Ener1 granted Investinor the right to “put” (or exchange) the equity into which such bridge loan is intended to be converted and also the right to put a prior investment Investinor made in Think in August of 2009 ($5.0 million of Series B Shares), in each case, for restricted shares of Ener1 common stock.  (Under the Think amended and restated shareholders agreement (previously filed as Exhibit 10.7 on Ener1’s Quarterly Report on Form 10-Q filed with the Commission on May 10, 2010), Investinor and certain other investors received an additional right to put their investments made in Think in May of 2010 for restricted shares of Ener1 common stock.  Investinor purchased $3.3 million of Series B Shares in May of 2010.)  All of the foregoing put rights expire on May 5, 2011.

The price at which Ener1 common stock would be issued in connection with a put would be the 15-day volume weighted average trading price of Ener1 common stock, determined as of the date on which the applicable put notice is delivered (subject to a floor of $4.00).  As of the date hereof, Investinor has not elected to exercise its put rights, however, if Investinor exercised its put rights in full today, Ener1 would be obligated to issue approximately 2.7 million shares of Ener1 common stock to Investinor, and in exchange therefore, Ener1 would receive a total of approximately 6.5 million Series B Shares and warrants exercisable for an additional 1.5 million Series B Shares.

Ener1 may enter into additional Put Agreements with investors participating in the remaining balance of Think’s bridge financing.  These investors, like Investinor, would intend to have their bridge loans converted into Series B Shares, and have the right to put their new Series B Shares to Ener1 for restricted shares of Ener1 common stock.  The pricing terms of each put is intended to be the same as the terms given to Investinor as described above.  If and to the extent an investor owns Series B Shares that were purchased in August of 2009 (which do not have put rights), it is intended that such investor will receive the right to put 1.08 of such “non-puttable” Series-B Share for each new Series B share purchased.

Ener1 has agreed to register for resale all of the shares of Ener1 common stock that may be issued in connection with these put rights.

The foregoing description of the Put Agreements is qualified in its entirety by the full text of Investinor’s Put Agreement, which is attached hereto as Exhibit 10.1, and which is hereby incorporated herein by reference.

If Think is successful in raising the remaining balance of approximately $6.0 million of its bridge financing, then, upon the anticipated conversion of such loans into Series B Shares, Ener1’s corresponding put obligations would be approximately 3.1 million shares of Ener1 common stock (using the $4.00 floor price).  The foregoing, coupled with all existing put obligations of Ener1, obligates Ener1 to issue up to an aggregate of approximately 8.7 million shares of common stock in exchange for a total of approximately 21 million Think Series B Shares and warrants exercisable for approximately 6.7 million Series B Shares.  If all of such puts are exercised, Ener1 would own approximately 68% of the outstanding shares of Think.

It is possible that, through the eventual exercise of some or all of these put rights, Ener1 could become a majority shareholder of Think.  If this occurs, Ener1 will be required to consolidate Think’s results in its financial statements.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Expanded Put Right Agreement between Ener1 and Investinor, dated January 4, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ener1, Inc.

January 10, 2011	By:	/s/ Charles Gassenheimer
Name: Charles Gassenheimer
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Expanded Put Right Agreement between Ener1 and Investinor, dated January 4, 2011.